PRICING SUPPLEMENT DATED JUNE 25, 1999                    Rule 424(b) (2)
                                                       File No. 333-65105


                                SCANA CORPORATION
                                Medium-Term Notes
               Due from Nine Months to 30 Years From Date of Issue

Principal Amount:    $150,000,000    Original Issue Date:     June 29, 1999
                    ----------------                            -------------

Issue Price:            100%        Maturity Date:           July 15, 2000
              -----------------                                 -------------

Net Proceeds to Company:        100%                  x    Book Entry Note
                          ---------------------    --------

                                                   -------Certificated Note

         Agent.  Agent's Commission:                 %

    x   Principal.                                   %

Redemption by Company (check one):

        No.   The Notes are not subject to redemption.

   x    Yes.  The Notes are  subject to  redemption  as  described  below  under
              "Optional Redemption by the Company".
              Initial Redemption Date:  August 15, 1999

Optional Repayment at Option of Holder (if applicable, check one):

            x    No.      The Notes are not subject to repayment.

                 Yes.    The Holder may elect repayment as follows:

                          Optional Repayment Date(s):

                          Optional Repayment Price(s):

                          Provisions:

Interest (check one):

           Fixed Rate Note. If this box is checked, the interest rate on the
  ------   Notes shall be__ _____   % per annum.


       x Floating Rate Note. The Initial Interest Rate on the Notes shall be 5.5175%. The Rate of Interest on the Notes shall be calculated as set forth in the Prospectus dated October 29, 1998 and as further described below under "Rate of Interest," using the following terms, as applicable:
               Base Rate:                     Libor
               Index Maturity:                1 Month
               Spread:                        +.35%
               Designated Libor Page:         Libor Telerate, page 3750
               Interest Payment Period:       Monthly, commencing July 15, 1999
               Interest Payment Dates:        Monthly, commencing July 15
               Initial Interest Rate:         5.5175%
               Interest Reset Period:         Monthly, commencing July 15
               Interest Reset Dates:          2 Business Days prior to
                                              each Interest Payment Date
               Record Dates:                  15 days prior to each
                                              Interest Payment Date

 To the extent of any conflict between the terms of the Prospectus and this pricing supplement, this pricing supplement shall govern.

                         Credit Suisse First Boston


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Optional Redemption by the Company

     The Notes will be redeemable at the option of the Company, in whole, beginning on August 15, 1999 and on each Interest Payment Date thereafter, at a redemption price equal to 100% of the principal amount plus accrued and unpaid interest on such Notes to the date of redemption.

If any date fixed for redemption of the Notes is not a Business Day, then the redemption will be effected on the next succeeding day that is a Business Day with the same force and effect as if effected on the date fixed for redemption, and no additional interest shall accrue as a result of such delayed redemption.

Notice of Redemption

     The Notes will be subject to redemption upon not less than fifteen Business Days prior notice mailed to each holder of Notes to be redeemed at its registered address by first-class mail. On and after the redemption date, interest will cease to accrue on Notes unless the Company defaults in the payment thereof.

Except as set forth above, the Notes will not be redeemable by the Company prior to maturity.


Rate of Interest

Each Note will bear interest from June 29, 1999, at the rate determined for each Interest Payment Period, in accordance with the Prospectus dated October 29, 1998 and the terms of this pricing supplement. Interest will be payable on each Interest Payment Date.

The Notes will bear interest at a floating rate, reset for each Interest Payment Period, at a per annum rate (the "Interest Rate") determined by Credit Suisse First Boston Corporation, or its successor appointed by the Company, acting as calculation agent (the "Calculation Agent") and in accordance with the procedures described in this pricing supplement and the Prospectus dated October 29, 1998.